Exhibit 35.9

Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2018, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, CWCAPITAL ASSET MANAGEMENT LLC, as Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Paying Agent and Custodian, and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Asset Representations Reviewer with respect to Benchmark 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B4 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.

A review of the activities of the Master Servicer during the period from July 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

Leslie Hayton Managing Director Wells Fargo Bank

Wells Fargo Bank, N.A.